Exhibit 10.1

AMENDED SCHEDULE I

To the Investment Management Agreement between AIG Global Investment Corp. (Ireland) Limited (the “Company”) and IPCRe Limited (formerly International Property Catastrophe Reinsurance) (the “Client”)

Investment Policy Guidelines
Effective as of January 1, 2004

I.	PORTFOLIO

1.	The Portfolio is comprised of the assets held within the following accounts :

(i)	Fixed Income Portfolio

(ii)	Money Market Portfolio (including time deposits in currencies other than US Dollars)

(iii)	US Equities Portfolio

(iv)	Global Equities Portfolio

(v)	Alternatives Portfolio

hereinafter collectively referred to as “the Portfolio”.

a.	The Portfolio represents capital for solvency purposes of the Client.

b.	The primary objective of the Portfolio is preservation of capital. A secondary objective is returns commensurate with the Benchmark as hereinafter defined.

2. The Portfolio is to be invested only in the asset class(es) detailed below; together with all subsequent additions thereto of which the Company is given notice, and all other property acquired therefrom, proceeds therefrom, or in substitution therefore, less authorized payment by the Custodian.

Asset Class	Min %	Max %
[ X ] Fixed Income Securities	0	100

[ X ] Money Market Instruments	0	100

[ X ] Equity	0	20

[ ] Convertible Bonds

[ ] Equity Derivatives

[ ] Financial Derivatives

[ X ] Foreign Exchange Contracts	0	20

[ ] Foreign Exchange Derivatives

[ X ] Money Market Funds	0	100

[ X ] Repurchase Agreements	0	100

[ X ] Hedge Funds	0	7.5

Other asset classes shall not be permitted without the express written approval of the Client.

a.	The Portfolio shall be denominated in US dollars, hereinafter referred to as the Base Currency.

b.	Equity securities include investments in UCITS and other forms of mutual funds.

c.	Failure to comply with any specific guideline or restriction contained herein because of market fluctuation, changes in the capital structure of any Portfolio company, ratings agency or credit ratings changes or withdrawals or other events outside of the Company’s control will not be deemed a breach of the Guidelines or this Agreement, provided that (i) the Company cures such failure to comply as soon as practicable after its discovery by the Company, or, (ii) the Company believes that such a cure would not be in the Client’s best interest, and the Client provides written or oral notice instructing the Company to allow the Portfolio to remain outside the Guidelines.

3.	Counterparty Risk

a.	Wherever possible, all securities transactions shall be executed “delivery versus payment.”

b.	All securities transactions shall be executed with commercial banks, investment banks, brokers and trading firms (“Counterparties”) of recognized standing in the financial markets.

c.	To the extent that OTC Options and other derivatives, Foreign Exchange Contracts and Repurchase Agreements are permitted in Section I.2, they shall be executed with Counterparties of recognized standing in the financial markets. Further, such Counterparties shall carry Investment Grade Ratings, as defined by Moody’s or Standard & Poor’s.

4.	Financial Futures and Options

a.	Such instruments are permitted.

5.	Convertibles

a.	No convertible securities are permitted in the Portfolio.

6.	Margined Transactions

a.	The Company may not enter into margined transactions for the Portfolio.

7.	Borrowing

The Company may not borrow or raise money on the Client’s behalf.

8.	Short Positions

a.	The Company will not take any short positions.

9.	Hedging

a.	No hedging for speculative purposes is permitted.

10.	Other

a.	The Portfolio may not acquire securities issued by American International Group, Inc. or any of its affiliated companies.

b.	Any investment not permitted by these Guidelines may be permitted by written consent of the Client

II.	BENCHMARK

The Portfolio performance shall be measured with regard to the following composite index:

Salomon Eurodollar 1-3 year Index	42.5

Salomon Eurodollar 3-5 year Index	42.5

US S & P 500 Index	7.5

MSCI World All Countries TR Free (USD)	7.5

Any specific investment goals or objectives associated with the investment program being provided pursuant to the Agreement or that may be referred to in these Guidelines are targets only, and any such benchmarks are for measurement purposes only, and the Company shall not be liable to the Client or to any other party for the Company’s failure to meet or outperform any such benchmark or investment goal or objective.

III. CUSTODIAN

1.	The main Custodian is AIG Global Investment Trust Services, Ltd., although additional Custodian accounts may be opened with the approval of the Client.

IV. GENERAL FIXED INCOME GUIDELINES

1.	Currency

The Fixed Income portion of the Portfolio (hereafter, the “Fixed Income Portfolio”)

is a	[ ] Single Currency Account
[ ] Hedged Currency Account
[ x ] Multi-Currency Account as hereinafter defined.

a.	A Single Currency Account shall be invested 100% in the Base Currency as defined in Section I.2.a. Securities denominated in or linked to other currencies are permitted only at the direction of the Client.

b.	A Hedged Currency Account shall be invested in securities denominated in or linked to any currency provided, however, that foreign exchange contracts, futures and/or options are executed to reduce the net non-Base Currency exposure to less than 5 % of the Portfolio Market Value.

c.	A Multi-Currency Account shall be invested in securities denominated in or linked to any currency. Whether or not foreign exchange contracts, futures and or options are permitted in Section I.2., the non-Base Currency exposure of the Portfolio shall not exceed 20.0 % of the Portfolio Market Value. The net non-Base Currency exposure shall not exceed 20.0 % of the Portfolio Market Value.

Unless permitted in Section I.2., Foreign Exchange Contracts shall not be executed for a Multi-Currency Account except for the acquisition or disposition of securities or for the conversion of coupon/dividend receipts to the Portfolio Base Currency; no hedging for speculative purposes is permitted.

2.	Country Risk

The Fixed Income Portfolio is a	[ x ] Diversified Country Risk Account
[ ] Targeted Country Risk Account as hereinafter defined.

All country limits are percent of Fixed Income Portfolio Market Value on date of purchase and refer to the country of issuer or guarantor. In the case of banking institutions, the country of a full branch shall be deemed to be the domicile of the head office.

A Diversified Country Risk Account permits the following per country limits.

a.	United States		100%

b.	Canada	Switzerland	75%
	Germany	United Kingdom
	Japan

c.	EEC, EIB, ECSC, World Bank (IBRD), Other Superanationals 50%

d.	Australia	Finland	Luxembourg	Portugal	25%
	Austria	France	Netherlands	Spain
	Belgium	Ireland	New Zealand	Sweden
	Denmark	Italy	Norway

e.	Other (Total value of all securities not covered under IV.2.a.-d. above)	10%

3.	Issuer Limits

a.	Except in the case of Supranational, Sovereign, and Sovereign - supported issues, where the limits under IV.2 above apply, the securities of one issuer should not exceed the greater of 10.0 % of the Fixed Income Portfolio Market Value or U.S. $5,000,000 at time of purchase. Exposure to US GSE’s and Agencies such as FNMA and FHLMC should be limited to 10% per issuer.

b.	Any investments in securities issued by corporate and/or sovereign issuers in the following countries must receive written approval from the Client: Bahrain, Iran, Iraq, Israel, Kuwait, Oman, Qatar, Saudi Arabia, Syria, UAE, and Yemen.

4.	Issue Limits

a.	In the case of fixed income securities, no holding should exceed the greater of 10 % of the amount outstanding or U.S. $5,000,000 nominal at the time of purchase.

5.	Maturity Limits

a.	In the case of fixed income securities, no individual security shall have a remaining modified duration greater than eight years.

b.	In the case of money market securities, no individual security shall have a remaining maturity greater than ten years, notwithstanding the frequency of any rate reset provision of the security.

c.	The Fixed Income Portfolio shall maintain a target weighted average modified duration of between approximately 1.25 and 3.75 years. For purposes of this calculation only, the maturity of a floating rate security is deemed to be its next succeeding reset date.

6.	US Securities

The purchase of US securities is permitted.

7.	Credit Risk

a.	All securities purchased for the Fixed Income Portfolio which carry a long term rating by either Standard & Poor’s or Moody’s shall have a rating of AA- or AA3 or better at the time of purchase. Notwithstanding the foregoing, securities may be purchased for the Fixed Income Portfolio which have ratings of A- or A3 or better provided that, in aggregate, they do not constitute more than 25 % of the Fixed Income Portfolio Market Value. (Securities which are not so rated at the time of intended purchase shall not be permitted except on a case by case approval of the Client.)

All securities purchased for the Fixed Income Portfolio which carry a short term rating by either Standard & Poor’s or Moody’s shall have a rating of A-1 or P-1 or better at the time of purchase. Notwithstanding the foregoing, securities may be purchased for the Fixed Income Portfolio which have ratings of A-2 or P-2 or better provided that, in aggregate, they do not constitute more than 25% of the Fixed Income Portfolio Market Value. (Securities which are not so rated at the time of intended purchase shall not be permitted except on a case by case approval of the Client.)

b.	Unrated securities are permitted. The unrated securities shall have credit quality at the time of purchase, as determined in good faith by the Company, equivalent to other permitted securities which are rated as in IV.7.a. The Client shall be notified at least quarterly as to the composition and status of the unrated securities held in the Fixed Income Portfolio.

c.	A security purchased either in accordance with Section IV.7.a. which receives a downwardly revised rating or in accordance with Section IV.7.b. which receives a newly established rating that in either case would make such security ineligible for further purchase remains a permitted security to the extent of the then current holdings.

d.	Private placements are permitted. Any private placements purchased for the Fixed Income Portfolio shall be marketable securities. This permission is specifically intended to allow the purchase of unlisted securities.

8.	Realized Gains/Losses

Net realized capital gains and losses should be minimized. (For example: to the extent fixed income assets are permitted, bond switch activity to enhance returns is encouraged, but should not become excessive and should be undertaken within the context of minimizing net gains and losses).

V.	GENERAL EQUITY GUIDELINES

1.     The U.S. Equity portion of the Portfolio may utilize either or both of two equity strategies. The first seeks to replicate the aggregate price and yield performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”), an index which emphasizes large capitalization companies in the United States. The second strategy is an actively managed equity Portfolio with emphasis on, but not limited to, large capitalization companies in the United States. It seeks to outperform the total return of the S&P 500 Index.

2.	The Global Equity portion of the Portfolio seeks to outperform the total return of the MSCI World All Countries TR Free (USD) Index.

VI.	THE HEDGE FUND GUIDELINES

The Hedge Fund portion of the Portfolio (the “Hedge Fund Portfolio”) may be invested according to the allocations shown in Section I.2 in shares of AIG Select Hedge Ltd. (“Select Hedge”). The guidelines and restrictions described with respect to the Portfolio do not apply to the investments made by Select Hedge, which may invest, without limitation, in convertible securities and derivatives to the extent described in the Select Hedge offering document, which the Client acknowledges receiving and understanding, including the guidelines, restrictions and risks outlined therein.

VII.	FEES

     The fee schedule will be calculated as follows:

A Fixed Income and Money Market Instruments;

% per annum on the first $1 billion;
% per annum on any amount exceeding $1 billion.

B US Equities (active);

% per annum on all assets;

C Global Equities (active);

% per annum on all assets;

D Hedge Funds;

The Client will be subject only to the management and performance based fees and other expenses described in the relevant PPM/offering document for AIG Select Hedge Ltd. for the Client’s class, which at the time of this Amendment is basis points per annum plus % of the return over % in any one year.

VI.	CONFIDENTIALITY

It is acknowledged by the Client that Clause 10 of the Agreement dealing with confidentiality applies to this Schedule. It is also acknowledged by the Client that the agreed fee levels reflect both the size of the total Portfolio and the combined management of each of the different asset classes. The Company reserves the right to revise the fee schedule on 30 days notice in the event that there is a significant change in the size of the Portfolio or a change in the asset classes.

Effective as of the date first above written, pursuant to Section 17.3 of the Agreement, this Amended Schedule 1 hereby supersedes and replaces in its entirety the previously effective Schedule 1, and all investment guidelines and restrictions therein, and any prior amendment or agreement, written or oral, between the parties, that may contradict the terms hereof; in all other respects, the Agreement, including all attachments, remains in full force and effect. Capitalized terms not defined herein shall have the meaning assigned to them in the Agreement including the attachments thereto.

Signed by:	/s/ John Weale

for and on behalf of
IPCRe Limited

Signed by:	/s/ Robert Hennessy

for and on behalf of
AIG Global Investment Corp. (Ireland) Limited